September 10, 2012

Via EDGAR

Mr. Christian Windsor

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E., Mail Stop 4720

Washington, D.C.  20549

Re:                             FirstCity Financial Corporation

Form 10-K for the Fiscal Year Ended December 31, 2011

Filed March 30, 2012

Form 10-Q for the Quarterly Period Ended March 31, 2012

Filed May 15, 2012

File No. 033-19694

Dear Mr. Windsor:

On behalf of FirstCity Financial Corporation (“FirstCity”) and pursuant to our telephone conversation on September 7, 2012, please be advised that FirstCity’s written response to the Staff’s comment letter dated September 4, 2012, will be filed via EDGAR with the Securities and Exchange Commission on or before October 4, 2012.

Sincerely,

/s/ Brian D. Barnard

Brian D. Barnard
Partner
Haynes and Boone, LLP
Direct Phone Number: (817) 347-6605
Direct Fax Number: (817) 348-2303
brian.barnard@haynesboone.com

Haynes and Boone, LLP

Attorneys and Counselors

201 Main Street, Suite 2200

Fort Worth, Texas 76102-3126

Phone: 817.347.6600

Fax: 817.347.6650